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                                                                   Exhibit 10.95

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of January 1, 2004 (the "Effective Date") by and between Crown NorthCorp, Inc., a Delaware corporation ("Crown") and Ronald E. Roark ("Roark").

                             BACKGROUND INFORMATION

         A. Crown and Roark want for Crown to retain the services of Roark on the terms and conditions set forth in this Agreement.

         NOW THEREFORE, Crown and Roark hereby agree as follows:

                             STATEMENT OF AGREEMENT

         1. Employment; Positions; Duties; Meetings of Board of Directors. During the Term (as defined in Section 2), Crown shall employ Roark as Chairman and Chief Executive Officer of Crown. In such capacity, Roark shall perform those duties and responsibilities set forth on Schedule 1, those assigned to him from time to time by Crown's Board of Directors (the "Board") and those duties and responsibilities usually and customarily performed by a person holding such offices (collectively, the "Duties and Responsibilities"). Roark agrees to devote all of his working time, attention and energy and to use his best efforts to perform the Duties and Responsibilities.

         2. Term. Unless sooner terminated as set forth herein, this Agreement shall be for a term of one year commencing January 1, 2004 and ending December 31, 2004. (the "Term").

         3. Compensation and Benefits.

         (a) Base Compensation. Throughout the Term, Roark shall receive a base salary of One Hundred Thousand Dollars ($100,000), payable in accordance with Crown's standard payroll schedule.

         (b) Bonus Compensation. Roark shall receive bonus compensation based on Crown's earnings before interest, taxes, depreciation and amortization ("EBITDA"), provided however that total base and bonus compensation throughout the Term shall not exceed $1,000,000. Bonus compensation shall be payable according to the following schedule:

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
                                    PERCENTAGE OF RANGE PAYABLE TO MR.
   CROWN'S EBITDA                                ROARK
----------------------------------------------------------------------
$        0-$  600,000                              0
$  600,001-$1,200,000                             15
$1,200,001-$1,800,000                             20
$1,800,001-$2,400,000                             25
$2,400,001 and above                              30
----------------------------------------------------------------------

         (c) Withholding and Deductions. Any compensation payable to Roark pursuant to this Agreement shall be subject to such withholdings and deductions as are required by law or legally elected by Roark.

         (d) Benefits. Throughout the Term, Roark shall be entitled to participate in and receive benefits under any program, plan, policy or arrangement made available by Crown presently or in the future to senior management personnel at the same level and to the same degree as such benefits are made available to them and as such benefits may be modified from time to time by Crown. For the purpose of this Section 3(d), the term "benefits" shall mean all benefits provided now or in the future by Crown, including but not limited to medical and hospitalization insurance, life insurance, disability insurance, deferred compensation plans, 401(k) plans, retirement plans, profit-sharing plans, any stock-based compensation plan and vacation and sick leave. Notwithstanding any other provision of this Section 3(d), throughout the
Term: Roark shall be entitled to four weeks' vacation per year; Crown shall pay for all health and dental insurance premiums for Roark, without any contribution from Roark; and Crown shall provide Roark at Crown's expense group short- and long-term disability policies designed to replace at least sixty percent (60%) of Roark's base salary during the course of any "disability," as that term is defined in the group policies.

         (e) Expenses. The Compensation Committee of Crown's Board of Directors (the "Compensation Committee") shall review and approve requests by Roark for reimbursement of expenses he incurs in the conduct of Crown's business. In this regard, Roark will submit such reports or documentation as the Compensation Committee may specify in support of a reimbursement request.

         4. Certain Definitions. For the purposes of this Agreement:

         (a) Affiliate. The term "Affiliate" shall mean any person or legal entity controlling, controlled by or under common control with that person or legal entity. References to "control" in the preceding sentence shall have the meaning set forth in Rule 405 under the Securities Act of 1933 and court decisions and Securities and Exchange Commission thereunder.

         (b) Confidential Information. The term "Confidential Information" shall mean, to the extent that such information is not publicly known or available, any and all of the

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following as they exist or come to exist in any form, format or media: (a) trade secrets or other intellectual property related to Crown's business and affairs;
(b) any information on Crown's business processes, plans, budgets, capital spending plans, projections, designs, strategies; (c) Crown's current and planned advertising, marketing, solicitation or distribution methods and processes; (d) Crown's research and development efforts; (e) Crown's customer lists, current and anticipated customer requirements, price lists and market studies; (f) Crown's computer software and programs (including object code and source code), database technologies, systems structures and architectures; (g) the names and backgrounds of key Crown personnel as well as Crown's personnel training techniques and materials; and (h) all notes, analyses, compilations, studies, summaries or other materials prepared by or for Crown containing or based, in whole or in part, on any of the foregoing items.

         (c) Change of Control. For purposes of this Agreement, there shall be a "Change of Control" when the following occur: (a) there is a merger, consolidation, acquisition, tender, exchange or similar transaction in which the stockholders of Crown prior to such transaction do not own at least a majority of the voting capital stock of the surviving entity after the transaction or Crown sells or transfers all or substantially all of its assets to an entity which is not an Affiliate (any of the foregoing, a "Transaction") and (b) the Transaction results in Roark no longer serving as either Chairman or Chief Executive Officer or in a position of equal or greater title, authority, responsibility, compensation and benefits.

         (d) Legal Disability. The term "Legal Disability" shall mean: (a) the inability of Roark, due to illness, accident or other physical or mental incapacity, to perform substantially all of his duties under this Agreement for a period of six (6) months in the aggregate; or (b) a physical or mental incapacity in which there is no hope of recovery within six (6) months, provided however, that a Legal Disability shall not be deemed to occur until six (6) months after such incapacity commences. In the event there is any dispute as to Roark's Legal Disability, a determination shall be made upon the written request of either Crown or Roark (within 30 days of such request) by a majority of three physicians, one selected by Crown, one selected by Roark and a third selected by the two physicians so selected.

         5. Covenants of Roark. The following are covenants of Roark in addition to those set forth in Section 1 above.

         (a) Confidential Information. Roark understands and agrees that, in connection with his employment by Crown, Roark shall be entrusted with or have access to Confidential Information which is the property of Crown. Roark agrees that, during the Term and at all times thereafter, Roark (i) without Crown's prior written consent, will not directly or indirectly use, copy of duplicate, or disclose or otherwise make available to any third party, any Confidential Information except in the discharge of his duties under this Agreement; (ii) will not assert prior knowledge of any item of Confidential Information if Roark cannot demonstrate such knowledge by clear and

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convincing documentary evidence; and (iii) will take such protective measures as may be reasonably necessary to preserve the secrecy of and Crown's interests in the Confidential Information. Roark shall promptly advise Crown of any unauthorized use of Confidential Information that comes to his attention and use his best efforts to assist Crown in remedying such unauthorized use. Upon termination of this Agreement for any reason whatsoever, or at any time Crown requests, Roark shall promptly deliver or cause to be delivered to Crown any Confidential Information in Roark's custody or control.

         (b) Non-competition; Non-solicitation. During the Term, and for a period of one (1) year thereafter, Roark shall not, directly or indirectly, contact, solicit or interfere with, or endeavor to entice away from Crown, any person, firm, corporation or other entity that (i) was a customer, client or employee of Crown at any time two (2) years prior to the Effective Date, (ii) becomes a customer, client or employee of Crown at any time during the Term or
(iii) Crown (or any of its employees or agents, including Roark) has solicited for business in two (2) years prior to the Effective Date or is so solicited at any time during the Term.

         (c) Remedies. Roark and Crown understand and agree that it is impossible to measure solely in money the damages that will accrue to Crown by reason of Roark's failure to perform any of his covenants or obligations under this Agreement. Therefore, if Crown institutes any action or proceeding to enforce such provisions, Roark hereby waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to interpose the claim or defense that an adequate remedy exists at law. Without limiting any other remedies that may be available to Crown, Roark hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action and further affirms that injunctive or equitable relief may proceed without bond.

         5. Termination. Prior to the expiration of the Term, this Agreement may be terminated as follows:

         (a) For Cause. Crown may terminate Roark for cause at any time during the Term. "For cause," for the purposes of this Agreement, shall mean: (i) Roark's continued failure to perform the Duties and Responsibilities after reasonable notice and opportunity to remedy such failure; (ii) Roark committing an act or acts constituting, in Crown's reasonable judgment, gross negligence, gross incompetence, fraud, breach of fiduciary duty or willful or wanton misconduct, including but not limited to Roark taking an action that, in Crown's reasonable judgment, materially impairs the ability of Crown to conduct its business; (iii) Roark committing theft, embezzlement or other act of dishonesty;
(iv) Roark's materially breaching any of his obligations or covenants under this Agreement; (v) Roark's conviction or plea of guilty or nolo contendre to the commission of a felony or a crime of moral turpitude or (vi) Roark's Legal Disability. In the event of termination for cause, no advance notice to Roark is required and,

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following the date of termination, Roark shall have no right to any further compensation under Section 3 of this Agreement.

         (b) Other Than for Cause. Crown may terminate this Agreement other than for cause at any time and for any reason or no reason by giving ninety (90) days' written notice to Roark. In the event that this Agreement is terminated other than for cause (including but not limited to a termination by either Crown or Roark within 180 days following a Change of Control), Roark shall continue to receive his base salary in effect on the date of termination for the remainder of the term of this Agreement.

         (c) Resignation. If Roark resigns his employment during the Term, he shall receive his base salary due as of the date of resignation.

         (d) Death. If Roark dies during the Term, his estate shall receive his base salary and accrued vacation due as of the date of death.

         7. Miscellaneous.

         (a) Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to conflicts of law principles.

         (b) Entire Agreement; Amendment. This Agreement constitutes the entire understanding between Crown and Roark with respect to Crown's employment of Roark. Other communications, whether written or oral, not incorporated into this Agreement, are of no force or effect. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by Crown and Roark.

         (c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. In the case of Crown, permitted successors and assigns shall include any Affiliate of Crown or any successor in interest to an Affiliate of Crown. As to Roark, this Agreement is one for personal services and, as such, may not be assigned by Roark.

         (d) Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provision of this Agreement shall not in any way be affected or impaired.

         (e) Headings. The headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any article or section of this Agreement.

         (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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         (g) Further Actions. Subject to the terms and conditions of this
Agreement, Crown and Roark agree to execute such other instruments and take such other actions as may be necessary or appropriate to effect the purposes and intents of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                            CROWN NORTHCORP, INC.

                                            By:   /s/ Stephen W. Brown
                                               --------------------------------
                                                  Name: Stephen W. Brown
                                                  Title: Secretary

                                                  /s/ Ronald E. Roark
                                            -----------------------------------
                                            RONALD E. ROARK

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                                   SCHEDULE 1

                           DUTIES AND RESPONSIBILITIES

1.       DIRECT AND OVERSEE THE OVERALL OPERATIONS OF THE COMPANY

         a. Stay abreast of and identify important industry and economic trends

         b. Develop strategic alternatives necessary to update the company's business plan to meet industry trends and contingencies and report to the board for approval

         c.       Develop and maintain a cohesive management team

         d. Allocate resources across business units to best meet business plan objectives

         e. Safeguard resources to provide the resources necessary to support the business units in implementing strategic objectives

         f. Supervise the Senior Managers in charge of United States and European business units

                     (1)      Servicing

                     (2)      Asset Management

         g. Supervise the Senior Manager in charge of internal corporate functions

                     (1)      Marketing

                     (2)      Legal

                     (3)      Finance and Accounting

         h.       Lead Senior Management Committee

                     (1)      Ensure inclusion of all critical issues in agenda

                     (2)      Develop consensus toward final decisions

                     (3) Ensure appropriate and timely ongoing communication of the results of committee discussions to the following parties

                                 (i)      Board of Directors Members

                                 (ii)     Employees

         i. Develop and implement communications strategies and reporting within the company regarding corporate

                     (1)      Financial status

                     (2)      Policies

                     (3)      Initiatives

                     (4)      Business plan objectives and progress

         j.       Manage corporate communications to outside parties including

                     (1)      Prospective Clients

                     (2)      Shareholders

                     (3)      News services, publications, and conferences

                     (4) For communications to shareholders and news services, ensure that the appropriate approval is received from board of directors.

         k.       Oversee succession planning

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         l.       Manage overall company strategy for compensation to attract and retain quality personnel including

         (1)         Salary administration

         (2)         Incentive plans

         (3)         Employee stock and option plans

         (4)         Benefits

         m. Maintain licenses and ratings as are required by the business plan

         n.       Oversee corporate litigation

         o. Enforce procedures to maintain corporate ethics in all corporate dealings, including client relationships, personnel, and subcontracting

2.       DEVELOP AND OVERSEE THE EXECUTION OF THE BUSINESS PLAN

         a.       Oversee the development of the business plan

         b. Coordinate input from all department heads, employees, and directors

         c. Recommend strategic alternatives and for the business plan and identify risks

         d.       Author the business plan

         e. Present the business plan and budget to the Board of Directors no later than December 15 of the year prior to the effective date

         f. Gain approval of the business plan from the board of directors no later than January 31 of the effective year

         g. Ensure appropriate communication of the business plan to internal personnel, shareholders, clients, and prospective clients

         h. Develop corporate strategies for achieving corporate goals outlined in the business plan

         i. Approve and oversee development of the corporate budget supporting the business plan

         j. Review and approve departmental strategies and staffing plans submitted by senior managers for achieving corporate goals outlined in the business plan and ensure that each department's business plan objectives support other business units

         k. Ensure updating of the business plan to meet industry trends and business contingencies and gain board approval for modifications

         l.       Measure progress against the business plan

         m. Report progress against the business plan to personnel and the board of directors not less than quarterly

3.       INCREASE BUSINESS DEVELOPMENT

         a. Identify strategic opportunities and alliances to increase new business that meet business plan objectives

         b. Develop the corporate message and image to be conveyed in relations with clients, prospective clients, and the public

         c. Communicate to senior managers and enforce the corporate message

         d.       Promote the company in all outside business relations

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         e.       Analyze major business opportunities and assign priority
                  according to company-wide initiatives

         f. Oversee negotiations in major acquisitions, mergers, joint ventures and capital transactions

         g. Develop and implement incentive programs for new business development

         h. Oversee management of the marketing contacts made by the company as a company resource to institutionalize as best as possible client relationships and business opportunities

         i.       Ensure appropriate representation at industry conferences

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